SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Rule 14a-12

                              MEGADATA CORPORATION
                (Name of Registrant as Specified In Its Charter)

                              MEGADATA CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):
      (4) Proposed maximum aggregate value of transaction:
      (5) Total fee paid:
[  ]  Fee paid previously with preliminary materials.
[  ]  Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      (1) Amount previously paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing Party:
      (4) Date Filed:

                              MEGADATA CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 11, 2000

           The Annual Meeting of the shareholders of Megadata Corporation (the "Company") will be held at the LaGuardia Marriott Hotel, in East Elmhurst, New York, on April 11, 2000, at 11:00 A.M., for the following purposes:

     1.  To elect directors for the next year; and

     2. To consider and vote on a proposal to amend the Company's 1999 Stock Incentive Plan; and

     3. To ratify the appointment of Ernst & Young, LLP as the independent public accountants of the Company for the fiscal year ended October 31, 2000; and

     4. To transact such business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only shareholders of record at the close of business on February 25, 2000 will be entitled to vote at the Annual Meeting. A list of shareholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during business hours from March 6, 2000 to the date of the Annual Meeting at the Company's headquarters in Connecticut.

     Whether you expect to attend the Annual Meeting or not, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                        By Order of the Board of Directors
                                        John R. Keller
                                        Executive Vice President and Secretary

47 Arch Street
Greenwich, CT 06830
February 28, 2000

            IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED
                              AND RETURNED PROMPTLY

                              MEGADATA CORPORATION
                                 PROXY STATEMENT

February 28, 2000

           This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Megadata Corporation ("Megadata" or the "Company") for use at the Annual Meeting of its shareholders to be held at the LaGuardia Marriott Hotel, 105-05 Ditmars Blvd., East Elmhurst, New York, on April 11, 2000, at 11:00 A.M.

           Shares cannot be voted at the Annual Meeting unless the owner thereof is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting or any adjournment thereof in accordance with any specification thereon, or if no specification is made, will be voted "FOR" the election of the named director nominees and approval of the other proposals set forth in the Notice of Annual Meeting of Shareholders of the Company. The Board of Directors of the Company knows of no other matters which may be brought before the Annual Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment. Any person giving a proxy may revoke it by written notice to the Company at any time prior to the exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a person present at the Annual Meeting may withdraw his or her proxy and vote in person. Rights of appraisal or similar rights of dissenters are not available to shareholders of the Company with respect to any matter to be acted upon at the Annual Meeting.

           The Annual Report on Form 10-K of the Company, as filed with the Securities and Exchange Commission and including the financial statements of the Company, is enclosed herewith.

           The mailing address of the principal executive office of the Company is 47 Arch Street, Greenwich, Connecticut, 06830. This Proxy Statement and the accompanying form of proxy are expected to be mailed to the shareholders of the Company on or about March 6, 2000.

                                VOTING SECURITIES

           The Company's only class of voting securities outstanding, is its Common Stock, par value $0.01 per share (the "Common Stock"). On February 25, 2000, there were 2,511,600 shares of Common Stock outstanding. At the Annual Meeting, each shareholder of record at the close of business on February 25, 2000 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting.

                              ELECTION OF DIRECTORS

           Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote at the Annual Meeting "FOR" the election of the nominees named below as directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF SUCH NOMINEES.

           If any nominee is unable to stand for election when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person, if any, as shall be designated by the present Board of Directors to replace such nominee. The Board of Directors does not presently anticipate that any nominee will be unable to stand for election.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

           The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years. All of the nominees are currently directors of the Company.

     G. S. Beckwith Gilbert, age 58, was elected Chairman of the Board in 1997 and elected to the additional post of Chief Executive Officer in October of 1998. Mr. Gilbert also served as President of the Company from October 1998 to January 2000. Mr. Gilbert has been a director of the Company since 1997. In addition, Mr. Gilbert has been President and Chief Executive Officer of Field Point Capital Management Company, a merchant banking firm, since 1988. He is also a partner of Wolsey & Co., a merchant banking firm. Mr. Gilbert is a Director and Chairman of the Executive Committee of DIANON Systems, Inc., as well as a Director of Davidson Hubeny Brands.

     Richard R. Schilling, Jr., age 74, is a member of the law firm of Burns, Kennedy, Schilling & O'Shea, New York, New York. Mr. Schilling has been a director of the Company since 1974.

     Yitzhak N. Bachana, age 66, was President and Chief Executive Officer of the Company from 1980 to October 2, 1998. Mr. Bachana has been a director of the Company since 1976. Mr. Bachana is the President, Chief Executive Officer and majority shareholder of Data Probe, Inc., a New York based computer service bureau. Mr. Bachana is also President and a director of Datatab, Inc., a market research company since 1983. Data Probe, Inc. and Datatab, Inc. are publicly-held corporations.

     Bruce N. Whitman, age 66, has been Executive Vice President and a Director of FlightSafety International, an aviation and marine training company, since 1962. He is also a Director of FlightSafety Boeing Training International LLC, Petroleum Helicopters, Inc., and Aviall, Inc. Mr. Whitman has been a director of the Company since 1997.

     Paul L. Graziani, age 42, is the President and Chief Executive Officer of Analytical Graphics, Inc., a leading producer of commercial analysis software for the space industry. Mr. Graziani has been a director of the Company since 1997.

     John R. Keller, age 59, has been with the Company since its inception in 1967 and currently serves as Executive Vice President, Secretary, and Treasurer of the Company. Mr. Keller has been a director of the Company since 1997.

COMMITTEES OF THE BOARD

           The Company's Board of Directors presently has standing Audit, Compensation, and Executive Committees, the current membership and principal responsibilities of which are described below. The Board of Directors does not have a Nominating Committee.

AUDIT COMMITTEE

           Members:  Mr. Graziani, Mr. Schilling, Mr. Whitman.

           The Audit Committee's functions include reviewing with the independent public accountants the plan for and results of their audit, the adequacy of the Company's systems of internal accounting controls and any material breakdown in such controls. In addition, the Audit Committee reviews the independence of the independent public accountants and their fees for services rendered to the Company. All of the Audit Committee members are non-employee directors of the Company.

COMPENSATION COMMITTEE

           Members:  Mr. Graziani, Mr. Schilling, Mr. Whitman.

           The Compensation Committee's functions include setting compensation of the directors and the executive officers. In addition, the Compensation Committee has the authority to grant certain awards under the Stock Incentive Plans in effect for the Company.

EXECUTIVE COMMITTEE

           Members:  Mr. Gilbert, Mr. Graziani, Mr. Keller, Mr. Whitman.

           The Executive Committee was established in October 1998. The Executive Committee's primary function is to assist management in formulating the Company's strategy and such other corporate governance functions as may be required and such other duties as may be designated by the Board of Directors.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

           During the 1999 fiscal year the Board of Directors held three regular meetings. No special meetings were held during fiscal 1999. The Audit, Compensation, and Executive Committees did not meet separately from the Board during Fiscal 1999. During the 1999 fiscal year each director attended all the regular and special meetings of the Board, except Mr. Graziani who attended one of the regular meetings.

COMPENSATION OF DIRECTORS

           Directors who are not employees of the Company are currently paid $500 for each meeting of the Board of Directors attended in person or by phone. Each director who is not an employee of the Company received options to purchase 15,000 shares of common stock which will vest over a three year period beginning on November 30, 2000. Directors are also reimbursed for expenses to attend meetings of the Board and its committees. Mr. Gilbert (effective October 3, 1998) and Mr. Keller, who are employees of the Company, receive no additional compensation for their services as directors of the Company.

VOTING FOR DIRECTORS

           Abstentions are included in the determination of the existence of a quorum. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions are not counted for purposes of election of directors.

EXECUTIVE OFFICERS

     For information with respect to Mr. Gilbert and Mr. Keller, who are also directors, see "Election of Directors-- Information Concerning Directors and Nominees."

           Kenneth J. McNamara, age 53, joined Megadata as President and Chief Operating Officer on January 3, 2000. From 1994 to 1999 he was employed with Rockwell Collins Passenger Systems (formerly Hughes Avicom International, which was acquired by Rockwell in December 1997). He served as the Vice President and General Manager at Rockwell and as the President and CEO at Hughes before the sale to Rockwell. Mr. McNamara is also a Senior Vice President of Field Point Capital Management Company.

     Dr. James A. Cole, age 59, is a Senior Vice President and the Director of Research and Development of the Company since 1974. Dr. Cole earned a Ph.D. in physics from Johns Hopkins University in 1966.

     James T. Barry, age 37, has been a Vice President since 1998. He is also a Vice President of Field Point Capital Management Company. From 1989 to 1998, he was with DIANON Systems, Inc., most recently as Vice President of Marketing.

     Herbert E. Shaver, age 45, has been a consultant to the Company serving as Controller from September 1993 until September 1998 at which time he became an employee. Mr. Shaver is currently serving as Assistant Secretary, Chief Financial Officer, and Controller of the Company. From 1973 until 1998, Mr. Shaver was a Vice President and Controller of Datatab, Inc. He has been a Director of Datatab, Inc. since 1985, and from 1983 until 1998, was the Controller of Data Probe, Inc.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

           The following table sets forth information with respect to the following named executive officers: the person who served as Chief Executive Officer ("CEO") during 1999, and the three executive officers other than the CEO serving at October 31, 1999 whose total salary exceeded $100,000. The Company did not award or pay out any long term compensation during 1997, 1998, or 1999.



                               ANNUAL COMPENSATION

                                                                OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR(*)  SALARY      BONUS     COMPENSATION     COMPENSATION

G.S. Beckwith Gilbert -
   Chairman and CEO             1999    $ 140,476      --          --               --
                                1998    $   --         --          --            $ 12,173(1)
John R. Keller -
   Executive Vice Pres.         1999    $ 120,000      --          --               --
                                1998    $ 119,423      --          --               --
                                1997       90,000      --          --               --
Dr. James Cole -
   Sr. Vice Pres. - Research    1999    $120,000       --          --               --
     and Development            1998    $ 120,000      --          --               --
                                1997       96,346      --          --               --

James T. Barry -                1999    $  92,923      --          --          $ 20,133 (2)
  Vice President                1998        --         --          --          $ 27,722 (2)
                                1997        --         --          --               --

(1) Represents earned but unpaid salary through October 31, 1998 and was paid during 1999. Mr. Gilbert became the Company's President and Chief Executive Officer in October 1998.

(2) Represents an amount paid by the Company to Field Point Capital Management, a company 100% owned by the Company's Chairman, for services rendered by Mr. Barry to the Company prior to his employment with the Company.

(*) Information is provided for the Company's fiscal year, which ends on October 31.

STOCK OPTION GRANTS

           The following table shows, as to the named executive officers of the Company, information about option grants in fiscal year 1999. The Company, in fiscal year 1999, did not grant any Stock Appreciation Rights to officers.

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF STOCK
                                                                                         PRICE APPRECIATION      GRANT DATE
                          INDIVIDUAL GRANTS                                               FOR OPTION TERM           VALUE
--------------------------------------------------------------------------------------------------------------------------

                      NUMBER OF        % OF TOTAL
                     SECURITIES        OPTION/SARS
                     UNDERLYING        GRANTED TO      EXERCISE OR                                               GRANT DATE
                    OPTIONS/SARS      EMPLOYEES IN     BASE PRICE      EXPIRATION                                  PRESENT
NAME                 GRANTED (#)       FISCAL YEAR       ($/SH)           DATE            5% ($)     10% ($)     VALUE $ (1)
--------------------------------------------------------------------------------------------------------------------------
James T. Barry         40,000             37%            $0.15          23-Mar-09        $3,600       $9,600        $5,600
Dr. James A. Cole      15,000             14%            $0.15          23-Mar-09        $1,350       $3,600        $2,100
John R. Keller         12,500             12%            $0.15          23-Mar-09        $1,125       $3,000        $1,750
Herbert E. Shaver      15,000             14%            $0.15          23-Mar-09        $1,350       $3,600        $2,100
James T. Barry         25,000             23%            $0.15          14-Jul-09        $2,250       $6,000        $3,500

(1) The fair value for these options was estimated at the date of grant, using a Black Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.0%, no dividend yields on the Common Stock, volatility factors of the expected market price of the Company's Common Stock of 1.217 and the weighted average expected life of the options of approximately 9 years.

           There were no option exercises during fiscal year 1999.



COMPENSATION COMMITTEE REPORT

           The Compensation Committee of the Board of Directors of Megadata Corporation (the "Committee") sets forth its report on executive compensation below. The Committee report documents the components of the Company's executive compensation programs and describes the basis on which fiscal 1999 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the executive officers that are named in the compensation tables above.

COMPENSATION PROGRAM COMPONENTS

           The Committee is responsible for setting and monitoring the effectiveness of the compensation provided to the Company's executive officers. In its decision-making, the Committee is guided by a compensation philosophy designed to reward employees for the achievement of business goals and the maximization of shareholder returns. Specific levels of pay and incentive opportunity are determined by the competitive market for executive talent, and, where appropriate, the need to invest in the future growth of the business. The compensation program, which provides incentives for executive officers to achieve the short-term and long-term goals of the Company, comprises two components: base salary and stock option awards.

           BASE SALARY - Base pay levels are largely determined through comparisons with companies of similar size. Actual salaries are based on individual performance contributions within a tiered salary range for each position that is established through job evaluation and competitive comparisons.

           STOCK OPTION PROGRAM - the Committee strongly believes that by providing executives an opportunity to own shares of the Company stock, the best interests of shareholders and executives will be closely aligned. Therefore, all executives are eligible to receive stock options from time to time giving them the right to purchase shares of Common Stock of the Company at a specific price in the future. The number of stock options granted to executive officers is determined at the discretion of the Committee based on the accomplishments of such executives, their length of service with the Company, the number of prior awards received by such officer, the relative value as well as the exercise price of such awards, and competitive practices.

DISCUSSION OF 2000 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

             The Committee meets with the CEO to evaluate his performance. For fiscal 1999, Mr. Gilbert's incentive compensation was based on the Committee's evaluation regarding his overall performance based on both quantitative and qualitative objectives, as set by the Board at the start of the fiscal year. Although many of the objectives were achieved, no incentive compensation was awarded Mr. Gilbert in fiscal 1999 because the Company did not earn a profit.

           This report has been provided by the Compensation Committee of the Board of Directors:

                     Paul L. Graziani
                     Richard R. Schilling
                     Bruce N. Whitman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           The members of the Compensation Committee are not officers or employees of the Company and receive no compensation other than in their capacity as Directors. They have no other relationship with the Company other than as directors and shareholders.

EMPLOYMENT AND SEVERANCE AGREEMENTS

           All of the officers of the Company are employed on an at-will basis, except for Mr. McNamara. His employment agreement is described below.

           An employment agreement, dated as of December 28, 1999, was entered into between Kenneth J. McNamara and Megadata. The following is a brief summary of the major provisions of the employment agreement.

           Pursuant to the agreement, Mr. McNamara assumed the positions of President and Chief Operating Officer effective January 3, 2000 at an annual salary of $140,000, subject to increase to $200,000 per annum on November 1, 2000, assuming satisfactory performance. Pursuant to his employment agreement, Mr. McNamara will be appointed to the Board of Directors in July 2000. It is expected that Mr. McNamara will be designated Chief Executive Officer of

Megadata as soon as the Board of Directors deems appropriate, at which time, Mr. McNamara will receive a compensation package appropriate for the position. Mr. McNamara was also granted options on Megadata common stock as follows:

           a) Qualified incentive stock options pursuant to the 1999 Stock Incentive Plan ("Plan"): 75,000 shares with a three year vesting of 25,000 shares each year. The first 25,000 shares would vest on November 30, 2000.

           b) Nonqualified: 225,000 shares with a two year vesting of 112,500 shares each year. The first 112,500 shares would vest on November 30, 2000. The second 112,500 shares would vest on November 30, 2001.

           c) The exercise price of the options is $0.63 per share, the closing price on January 3, 2000, the day of grant.

PERFORMANCE GRAPH

           The following graph compares the Company's cumulative total stockholder return for the five year period ended October 31, 1999, with the cumulative total return on the NASDAQ index and a peer group index for the same period. The returns are indexed to a value of an investment of $100 at October 31, 1994 in each of the categories and assumes that all dividends were reinvested.

                                 [Graph Omitted)

     Cumulative Total Return Of Megadata Corporation, Nasdaq Market Index And Peer Group (presented on a quarterly basis)

  DATE                       MEGADATA          NASDAQ          PEER GROUP
  ----                       --------          ------          ----------
10/31/94                    $   100.00       $   100.00       $   100.00
01/31/95                    $   116.67       $    97.13       $    88.35
04/03/95                    $    70.83       $   108.55       $   108.01
07/31/95                    $    66.67       $   128.77       $   112.97
10/31/95                    $    66.67       $   133.26       $   115.44
01/31/96                    $    50.00       $   136.31       $   119.78
04/30/96                    $    16.67       $   153.12       $   165.80
07/31/96                    $   100.00       $   138.98       $   154.81
10/31/96                    $   200.00       $   157.11       $   135.67
01/31/97                    $   116.67       $   177.47       $   140.28
04/30/97                    $   150.00       $   162.16       $   117.03
07/31/97                    $    83.33       $   204.99       $   160.99
10/31/97                    $   133.33       $   204.97       $   164.87
01/31/98                    $   100.00       $   208.28       $   135.51
04/30/98                    $   166.67       $   240.31       $   152.13
07/31/98                    $   166.67       $   240.82       $   119.60
10/31/98                    $   100.00       $   227.83       $   127.85
01/31/99                    $    91.67       $   322.37       $   156.21
04/30/99                    $    41.67       $   327.06       $   147.21
07/31/99                    $    41.67       $   339.36       $   182.41
10/31/99                    $    66.67       $   381.54       $   190.65

           The peer group of Megadata Corporation consists of the following corporations: Stanford Communications (STII), Navtech Inc. (NAVH), and Marconi, PLC (U.MNI). Peer group companies were selected without respect to size when compared to the Company (they are all significantly larger than the Company), but because the peer group company's product lines include products or services that are similar to the products or services offered by the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and person's who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equities of the Company. Officers, directors and greater than ten percent shareholders are required to furnish the Company with copies of all Sections 16(a) forms they file.

           To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required during the fiscal year ended October 31, 1999, all Section 16(a) reporting requirements applicable to its officers, directors and greater than ten percent beneficial shareholders were complied with.

OWNERSHIP OF VOTING STOCK BY DIRECTORS AND EXECUTIVE OFFICERS The following table sets forth the number of the shares of the Company's common stock, $0.01 par value, beneficially owned by all of the directors and executive officers of the Company and by the directors and officers of the Company as a group as of January 20, 2000. Unless otherwise indicated below, each person indicated in the table has sole voting and investment power with respect to all shares included therein.

                               AMOUNT AND NATURE OF         PERCENT OF
NAME OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP         CLASS (1)
------------------------       --------------------         ---------

G.S. Beckwith Gilbert            846,000 (2)                  33.68
Yitzhak N. Bachana                10,000 (3)                    .40
John R. Keller                   124,500 (4)                   4.90
Richard R. Schilling, Jr.          3,000 (5)                   0.12
James A. Cole                     44,400 (6)                   1.75
Bruce N. Whitman                 113,000 (7)                   4.50
Paul L. Graziani                   7,000 (8)                   0.28

Officers and Directors as a
Group (7 persons)              1,147,900                      44.77


(1) For the purposes of this table, "percent of class" held by each person has been calculated based on a total class equal to the sum of (i) 2,511,600 shares of common stock issued and outstanding on January 20, 2000 plus (ii) for such person the number of shares of common stock subject to stock options or warrants presently exercisable, or exercisable within 60 days after January 20, 2000, held by that person.

(2) Mr. Gilbert has shared voting and investment power with respect to 70,000 shares included in the table above.

(3) Mr. Bachana is President, Chairman of the Board, and majority shareholder of Data Probe, Inc. which owns 479,400 common shares of the Company which are excluded from the foregoing table. Does not include 15,000 options granted Mr. Bachana which are not immediately exercisable. See "Ownership of Voting Stock by Certain Beneficial Owners" for more detailed information about Data Probe Inc.'s security ownership.

(4) Includes Mr. Keller's options to purchase an aggregate of 40,000 shares, of which 27,500 are immediately exercisable.

(5) Does not include 15,000 options granted Mr. Schilling which are not immediately exercisable.

(6) Includes Dr. Cole's options to purchase an aggregate of 40,000 shares, of which 25,000 are immediately exercisable.

(6) Does not include 15,000 options granted Mr. Whitman which are not immediately exercisable.

(7) Does not include 15,000 options granted Mr. Graziani which are not immediately exercisable.

                                                                   Page 12 or 37

OWNERSHIP OF VOTING STOCK BY CERTAIN BENEFICIAL OWNERS

           The following table sets forth information with respect to the only persons who, to the best knowledge of the Company as derived from such person's filings with the Securities and Exchange Commission, beneficially owned more than 5% of the common stock of the Company as of January 20, 2000. Unless otherwise indicated below, each person included in the table has sole voting and investment power with respect to all shares included therein.


                   NAME AND ADDRESS            AMOUNT AND NATURE      PERCENT OF
TITLE OF CLASS     OF BENEFICIAL OWNER            OF OWNERSHIP         CLASS (1)
------------------ -------------------------------------------------------------

Common             G.S. Beckwith Gilbert          846,000 (2)           33.68
Stock              47 Arch Street
                   Greenwich, CT 06830

Common             Data Probe, Inc.               479,400 (3)           19.09
Stock              49 East 21 Street
                   New York, NY 10010
------------------ -------------------------------------------------------------

(1) For the purposes of this table, "Percent of Class" held by each person has been calculated based on a total class equal to the sum of (i) 2,511,600 shares of common stock issued and outstanding on January 20, 2000 plus (ii) for such person the number of shares of common stock subject to stock options or warrants presently exercisable, or exercisable within 60 days after January 20, 2000, held by that person.

(2) Mr. Gilbert has shared voting and investment power with respect to 70,000 shares included in the table above.

(3) Yitzhak N. Bachana, a Director of the Company, owns 57.22% of the outstanding shares of Data Probe, Inc. and by virtue thereof may be deemed to be the beneficial owner of more than 5% of the Company's outstanding shares. This amount does not include 10,000 shares personally held by Mr. Bachana.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           During the period between September 18, 1996 and June 6, 1997 the Company signed agreements with G.S. Beckwith Gilbert (the "Investor"), who has since been named Chairman and Chief Executive Officer of the Company (the "Agreements") that provided for three loans of $100,000 each, of which $200,000 was received by the Company in 1996 and $100,000 was received by the Company in 1997. The three notes bore interest at a rate of 9% per annum, and were payable by July 30, 1997. In addition, as part of the above financing, stock warrants were awarded for the purchase of up to 1,400,000 common shares at prices between $0.71 and $1.25 per share. The warrants for 200,000 of such shares (at $0.75 per share) would only be exercisable after the purchase by the Investor of the first 700,000 shares. The warrant for the additional 500,000 of such shares (at $1.25 per share) becomes exercisable from November 1, 2000 through October 31, 2001, assuming the prior exercise of the 200,000 share warrant.

           On June 6, 1997, the Investor and his affiliates purchased 700,000 shares for $0.71 per share, for a total investment of $500,000 ($400,000 in cash and $100,000 by cancellation of the first $100,000 note).

           On October 31, 1997, the Investor and two other directors, Mr. Whitman and Mr. Graziani, purchased 200,000 shares for $150,000. The purchase of these shares made effective the stock purchase warrant that gives the Investor and his affiliates the right to purchase 500,000 shares at $1.25 per share. This warrant expires October 31, 2001, and is exercisable during the year preceding expiration.

           On July 30, 1997, the remaining notes totaling $200,000 were amended and restated by a new note bearing interest at 9% per annum, with quarterly payments of $25,000 plus accrued interest due on the last business day of each calendar quarter, commencing December 31, 1997, with any remaining balance being due July 30, 1999. The note was secured by the Company's assets, excluding its building, and was paid when due.

           During 1997, the Investor was elected a director of the Company and Chairman of the Board. On October 2, 1998, the Investor was named to the additional post of President and Chief Executive Officer. In January 2000, Kenneth J. McNamara was elected President of the Company. The Investor remains Chairman and CEO.

           In fiscal 1999, the Investor loaned the Company an additional $1,125,000 in the aggregate under promissory notes bearing interest at 9% annum and maturing at various dates from June 30, 2000 to June 30, 2001. The Company made payments of principal during the fiscal year totaling $175,000 due to the Investor. As of January 20, 2000, the notes due to the Investor totaled $1,150,000 and are secured by the Company's assets.

           In fiscal 1996, the Company contracted with Data Probe, Inc., which is majority owned by the Company's former president, to provide certain research and development and sales support services through July, 1996. The Company incurred expenses of approximately $60,442 for the year ended October 31, 1996 in consideration for the aforementioned services.

           For the years ended October 31, 1998 and 1997, the Company reimbursed Datatab, Inc., a subsidiary of Data Probe, Inc., $47,683 and $65,763, respectively, for services rendered to the Company by an employee of Datatab, Inc.

           On January 16, 1996, the Company signed a promissory note to John R. Keller, a Vice President of the Company, for a $30,000 loan, which was secured by certain test equipment. The note bore interest at 10% per annum, and was paid in full on July 16, 1997. Total interest payments for the year ended October 31, 1996 were $2,265. In addition, net loans of $6,883 were made by Yitzhak N. Bachana, then President, which had no provision for interest and were paid on demand.

           For the year ended October 31, 1999, the Company reimbursed Field Point Capital Management Company, a company 100% owned by the Company's Chairman, for services rendered in the amount of $54,000.

           Effective October 1998, the Company began leasing space from Field Point Capital Management Company, a company 100% owned by the Company's Chairman, at $1,000 per month rent.

           RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS APPOINTMENT

           For the fiscal year ended 1997, and for at least the five years prior, Ghassemi, Phoel & Company had been the independent public auditors of the Company's financial statements. Along with the changes in the Company's management on October 2, 1998, the Board of Directors voted to engage Ernst & Young, LLP to audit the Company's financial statements.

           Ernst & Young, LLP has been the independent public auditors of the Company's financial statements since 1998. Such firm has no financial interest, either direct or indirect, in the Company. Selection of Ernst & Young, LLP as the auditors for the fiscal year ending October 31, 2000 was made by the Board of Directors, subject to shareholder ratification. A representative of Ernst & Young, LLP is expected to attend the annual meeting and have an opportunity to make a statement and/or respond to appropriate questions from shareholders. Approval of the ratification of the independent public accountants' appointment requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions will have no effect on the vote. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG AS INDEPENDENT PUBLIC ACCOUNTANTS.

                  1999 STOCK INCENTIVE PLAN AMENDMENT PROPOSAL

           The 1999 Stock Incentive Plan (the "Plan") was adopted by the Board of Directors on March 23, 1999, and approved by the shareholders on July 14, 1999. The Plan authorized the Company to grant to its employees, outside (non-employee) directors and consultants stock options, stock appreciation rights, restricted stock, deferred stock and bonus stock for up to 250,000 shares of the Company's Common Stock, of which 175,000 shares will be available for awards for employees and 75,000 shares will be available for awards to outside directors and consultants. As of February 25, 2000, all of the shares of Common Stock authorized last year for distribution under the Plan had been awarded under the Plan.

           The Company is therefore asking you to approve an increase in the number of shares available under the Plan from 250,000 shares, as presently constituted, to 750,000 shares, as proposed, an increase of 500,000 shares. The Company is also asking you to approve a new allocation of the shares to be distributed under the Plan. The Company believes that the shares to be issued under the Plan should be allocated so that 600,000 shares will be available for awards to employees and 150,000 shares will be available for awards to outside directors and consultants as well as employees.

           The Company's Compensation Committee has requested that a new amended 1999 Stock Incentive Plan, which incorporates the increase in shares available for issuance under the Plan (the "Amended Plan"), be proposed for approval by the Megadata shareholders. A copy of the Amended Plan is attached as Exhibit A to this Proxy Statement. The Company's Compensation Committee has advised the Board that it believes that the proposed amended 1999 Stock Incentive Plan is necessary if Megadata is to attract and retain highly competent individuals upon whose judgment, initiative and leadership the success of Megadata will in a large measure depend. This proposed amendment to the Plan reflects the Company's view that in today's employment environment it is critical, especially in light of the attractiveness of employment with high technology and Internet companies, to have the flexibility to offer attractive, equity-based compensation packages in order to recruit and retain qualified employees. The Plan is intended to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code").

DESCRIPTION OF THE AMENDED 1999 STOCK INCENTIVE PLAN

           The Amended Plan will be administered by the Board of Directors or such committee of directors as the Board shall designate. The Board of Directors or such committee will determine whether and to what extent awards will be granted under the Plan.

           Employees, including officers, are eligible to participate in the Amended Plan on the terms and conditions of the Amended Plan. Outside directors and consultants may also participate in the Amended Plan, but outside directors are eligible to receive only non-qualified stock options, limited stock appreciation rights and stock grants as provided in the Amended Plan, and consultants are eligible to receive only non-qualified stock options and stock grants as provided in the Amended Plan.

           Awards granted by the Compensation Committee after approval by the Board of Directors may include: (i) options to purchase shares of Common Stock in the form of incentive stock options within the meaning of Section 422 of the Code or any successor provision thereto ("ISO's") or non-qualified stock options ("NQSO's"); (ii) stock appreciation rights ("SAR's"); (iii) restricted stock;
(iv) deferred stock; (v) bonus stock; (vi) loans; and/or (vii) tax offset payments.

           No employee will be granted awards under the Amended Plan with respect to more than 100,000 shares of common stock in any fiscal year.

           Under the Plan, each outside director automatically was granted the following:

                     (i) On the date of adoption of the Plan by the stockholders (if a current director) or on the date elected by the board of (if not a current director), options to acquire 15,000 shares unless a lesser amount were approved by the Board for outside directors who are not currently on the Board. The current directors' options were priced at $0.15, the price on March 24, 1999; and

                     (ii) A limited stock appreciation right ("LSAR") in tandem with each stock option granted, which may be exercised only within the 60-day period following a change in control (as defined in the Amended Plan) of the Company. Upon exercising an LSAR, the holder will receive an amount equal to the excess of the change of control price (as defined in the Amended Plan) over the exercise price of the option.

           The exercise price per share of an outside director's option will be the closing sales price of the common stock on the date the option is granted. Each director's option will have a term of 10 years from the date of grant, and will vest with respect to 33-1/3% of the shares subject to such option on the first, second, and third anniversaries of the date of grant, provided the optionee is a director of the Company on each such vesting date.

           The option price per share of options granted to employees and consultants under the Amended Plan will be determined by the Board of Directors as recommended by the Compensation Committee. However, the per share option price of an ISO will not be less than 100% of the fair market value of a share of the Company's Common Stock at the time the ISO is granted. In addition, no ISO will be exercisable more than ten years after the date of grant.

           In the event of an employee's termination of employment with the Company, any outstanding options will be exercisable to the extent determined by the Board of Directors as recommended by the Compensation Committee.

           If an outside director ceases to be a director for any reason, the director's options may be exercised for three years following termination of service but only to the extent such options were vested on the date of termination of service.

           Stock options or stock grants may be awarded to consultants on such terms and conditions as the Board of Directors may determine.

           The Board of Directors may award Bonus Stock to eligible employees upon the attainment of specified performance objectives. The Board of Directors as recommended by the Compensation Committee may also provide that the Company make a loan to an employee or provide for a Tax Offset Payment with respect to the exercise of any stock option award under the Plan.

           In the event of a Change of Control of the Company (as defined in the Amended Plan), and unless otherwise determined by the Board of Directors, (i) all outstanding ISO's and NQSO's and all outstanding SAR's awarded under the Plan will become fully exercisable and vested; (ii) the restrictions and deferral limitations applicable to any outstanding restricted stock and deferred stock awards under the Plan shall lapse and such shares and awards shall be deemed fully vested; and (iii) to the extent the cash payment of any award is based on the fair market value of Common Stock, such fair market value will be the highest price per share paid in any market transaction or the price paid or offered in the transaction related to the change in control at any time during the 90-day period ending with the Change of Control. All outside directors' options outstanding at the time of a change in control will become immediately vested and exercisable for three years after the director's termination of service.

           The Board may discontinue the Amended Plan at any time and may amend it from time to time. No amendment or discontinuation of the Amended Plan shall adversely affect any award previously granted without the award holder's written consent. Amendments may be made to the Amended Plan without stockholder approval except as may be required under the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended, or other regulatory requirements. Unless earlier terminated, the Amended Plan will expire on March 23, 2009.The following table sets forth the number of stock options and the value thereof that were granted under Section 6 of the Original Plan to the persons specified under the existing 1999 Stock Option Plan. No options have been approved thus far under the amended plan.


NAME AND POSITION                              NUMBER OF STOCK     DOLLAR VALUE
                                               OPTIONS GRANTED
--------------------------------------------------------------------------------

Yitzhak N. Bachana, Director                        15,000         $ 2,250.00
Paul L. Graziani, Director                          15,000         $ 2,250.00
Richard Schilling, Director                         15,000         $ 2,250.00
Bruce N. Whitman, Director                          15,000         $ 2,250.00

Kenneth J. McNamara, President                      75,000         $47,250.00
John R. Keller, Executive Vice President            12,500         $ 1,875.00
James A. Cole, Sr. Vice President                   15,000         $ 2,250.00
James T. Barry, Vice President                      72,500         $19,125.00
Herbert E. Shaver, Controller                       15,000         $ 2,250.00


All Non-Employee Directors as a group               60,000         $ 9,000.00
All Executive Officers as a group                  190,000(1)      $72,750.00
All Employees (other than executive officers)           --         $   --

(1) 15,000 OF SUCH OPTIONS WERE REALLOCATED FOR ISSUANCE TO EMPLOYEES BY THE BOARD OF DIRECTORS FROM THE NUMBER OF SHARES RESERVED FOR ISSUANCE TO OUTSIDE DIRECTORS AND CONSULTANTS.

           CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
           -----------------------------------------------------

           The following discussion applies primarily to participating employees that are citizens or resident aliens (as defined in the Code) of the United States whose tax home or abode (as defined in the Code) is in the United States. The discussion is based on the Code and applicable regulations thereunder in effect on the date hereof. Any subsequent changes in the Code or such regulations may affect the accuracy of this discussion. In addition, this discussion does not consider any state, local or foreign tax consequences or any circumstances that are unique to a particular Plan participant that may affect the accuracy or applicability of this discussion.

           ISO'S
           -----

           (a) Neither the grant nor the exercise of an ISO will result in taxable income to the employee or an income tax deduction to the Company. The amount by which the fair market value of the shares issued upon exercise exceeds the option price will constitute an item of adjustment that must be taken into account in determining the employee's alternative minimum tax.

           (b) If the employee holds shares acquired by him or her upon the exercise of an ISO until the later of two years from the date of grant of the option and one year from such exercise and has been an employee of the Company at all times from the date of grant of the ISO to the day three months before such exercise (or twelve months in the case of termination of employment due to disability), then any gain realized by the employee on a later sale or exchange of such shares will be a capital gain and any loss sustained will be a capital loss. The Company will not be entitled to a tax deduction with respect to any such sale or exchange of ISO shares.

           (c) If the employee disposes of any shares acquired upon the exercise of an ISO during the two-year period from the date of grant of the option or the one-year period beginning on the day after such exercise (i.e., a "disqualifying disposition"), the employee will generally be obligated to report as ordinary income, for the year in which the disposition occurred, the amount by which the fair market value of such shares on the date of exercise of the option (or, as noted in clause (d) below, in the case of certain sales or exchanges of such shares for less than such fair market value, the amount realized upon such sale or exchange) exceeds the option price, and the Company will be entitled to an income tax deduction equal to the amount of such ordinary income reported by the employee on his or her federal income tax return.

           (d) If an ISO holder who has acquired stock upon the exercise of an ISO makes a disqualifying disposition of any such stock, and the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by the ISO holder, then the amount includable in the ISO holder's gross income, and the amount deductible by the Company, will not exceed the excess (if any) of the amount realized on the sale or exchange over the tax basis of the stock.

           NQSO's
           ------

           In the case of an NQSO, the grant of the option will not result in taxable income to the option holder or an income tax deduction to the Company. The NQSO holder generally recognizes ordinary income at the time the NQSO is exercised in the amount by which the fair market value of the shares acquired exceeds the option price. The Company is generally entitled to a corresponding ordinary income tax deduction, at that time, equal to the amount of such ordinary income.

           SAR's
           -----

           The granting of SAR's will not result in taxable income to participating employees or an income tax deduction to the Company. The exercise of a SAR for cash is immediately taxable to the grantee and deductible by the Company. The exercise of a SAR for shares of Common Stock is generally taxable and deductible in the same manner as the exercise of a NQSO.

           RESTRICTED STOCK
           ----------------

           An employee generally will not recognize any taxable income upon the award of any restricted stock which is not vested. Dividends paid with respect to restricted stock prior to the vesting of such stock will be taxable as compensation income to the employee. Generally, an employee will recognize ordinary income upon the vesting of restricted stock in an amount equal to the fair market value of the shares of Common Stock on the date they become vested. However, pursuant to Section 83(b) of the Code, an employee may elect to recognize compensation income upon the award of restricted stock based on the fair market value of the shares of the Common Stock subject to such award on the award date. If an employee makes such an election, dividends paid with respect to such restricted stock will not be treated as compensation, but rather as dividend income, and the employee will not recognize additional income when the restricted shares vest.

           The Company will be entitled to an income tax deduction equal to the amount of ordinary income included by the employee on his or her federal income tax return for the year when the restricted stock vests (or year in which an applicable Code Section 83(b) election is made). The Company will also be entitled to a compensation deduction for the dividends that are paid on restricted stock that has not yet vested (as described in the immediately preceding paragraph) when such dividends are reported by the employee on his or her federal income tax return.

           LIMITATIONS ON COMPANY DEDUCTIONS; PARACHUTE PAYMENTS
           -----------------------------------------------------

           Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility by the Company. This limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the chief executive officer of the Company or any one of the other four highest paid executive officers who are employed by the Company on the last day of the taxable year. However, certain "performance-based compensation" the material terms of which are disclosed to and approved by stockholders is not subject to this limitation on deductibility. The Company has structured the stock option and SAR portions of the Plan with the intention that compensation resulting therefrom would be such performance-based compensation and would be deductible. To qualify, the Company is seeking stockholder approval of the Plan. It is not intended that compensation resulting from restricted stock awarded, or bonuses payable in stock under the Plan, will be performance-based compensation within the meaning of Section 162(m) of the Code.

           Under certain circumstances, accelerated vesting or exercise of options or SAR's, or the accelerated lapse of restrictions on restricted stock, in connection with a "change in control" of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. If Section 280G applies, the optionee or grantee may be subject to an excise tax equal to 20% of the amount of the excess parachute payment and the Company may be denied a tax deduction.

           Amendment of the 1999 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast at the meeting. THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1999 STOCK INCENTIVE PLAN.

                              SHAREHOLDER PROPOSALS

           The eligibility of shareholders to submit proposals, the proper subjects of shareholder proposals and other governing shareholder proposals are regulated by the rules (the "Shareholder Proposal Rules") adopted under Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company's proxy materials for the 2001 Annual Meeting of Shareholders must be received by the Company at its principal executive office, 47 Arch Street, Greenwich, CT 06830, no later than November 6, 2001.

           In addition, in accordance with recent amendments to the Shareholder Proposal Rules, written notice of the shareholder proposals to be submitted outside of Rule 14a-8 described above for consideration at the 2001 Annual Meeting of Shareholders but not to be included in the Company's proxy materials must be received by the Company, at the address set forth in the preceding paragraph, on or before January 25, 2001, in order to be considered timely for purposes of the Shareholder Proposal Rules. The persons designated as proxies by the Company in connection with 2001 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal of which the Company did not receive timely notice.

                              COST OF SOLICITATION

           The cost of soliciting proxies will be borne by the Company. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries, if any, for reasonable out-of-pocket expenses incurred by them in connection with forwarding solicitation materials to beneficial owners of Common Stock held of record by such persons. Solicitation by the Company will be primarily by mail.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

           A copy of the Company's Form 10-K for the fiscal year ended October 31, 1999, including all statements and schedules (but without exhibits), as filed with the Securities and Exchange Commission, is included herewith.

           The information under the headings "Compensation Committee Report", "Compensations Program Components", "Discussion of 2000 Compensation for the Chief Executive Officer" and "Performance Graph" above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and, unless specific references is made therein to such headings, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.